                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is dated as of this 10th day of April, 2003 by and between Elite Information Group, Inc., a Delaware corporation, and the successor thereto (the "Company"), and CHRISTOPHER K. POOLE, an individual residing at 1819 Fairmount Avenue, La Canada, California 91011 (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Employee is currently employed by the Company and is a party to an employment agreement, dated June 1, 1999, with the Company (the "Existing Employment Agreement"); and

         WHEREAS, the Company desires to continue to employ the Employee in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Employee for such services, and the Employee is willing to continue to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth; and

         WHEREAS, the parties desire to enter into this Agreement, which shall supersede in its entirety the Existing Employment Agreement, as of the Effective Date (as hereinafter defined), setting forth the terms and conditions of the employment relationship of the Employee with the Company during the Term (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       EMPLOYMENT AND DUTIES

         (a) General. Effective as of the Effective Date, the Company shall hereby employ the Employee as President and General Manager of the NAL Software Business Unit of the Company, and the Employee agrees upon the terms and conditions herein set forth to be employed by the Company. The Employee shall diligently perform all of the duties accorded to such position, and shall report directly to a senior executive officer (the "TLR Executive Officer") of Thomson Legal and Regulatory ("TLR"), a wholly owned subsidiary of The Thomson Corporation ("Thomson"), which is a party to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 2, 2003, with Gulf Acquisition Corp. and the Company.

         (b) Services. During the Term, the Employee shall well and faithfully serve the Company, and shall devote substantially all of his business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written approval of the TLR Executive Officer. The Employee hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.


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         (c)      Location of Employment. The Employee's place of employment shall be at the office of the Company located in Los Angeles, California, but the Employee shall travel to the extent and to the places necessary for the performance of his duties to the Company.

         2.       TERM OF EMPLOYMENT

         The term of the Employee's employment under this Agreement shall commence as of the date upon which the Offer (as defined in the Merger Agreement) is consummated (the "Effective Date") and continue until second anniversary thereof (the "Term").

         3.       COMPENSATION AND OTHER BENEFITS

         Subject to the provisions of this Agreement, including, without limitation, the termination provisions contained in Section 4, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for all services rendered hereunder:

         (a) Salary. The Company shall pay the Employee a base salary at the rate of $325,000 per annum (the "Salary"), payable to the Employee in accordance with the normal payroll practices of the Company as are in effect from time to time. A performance based merit increase review of the Salary shall be conducted annually by the TLR Executive Officer and the Salary may be increased on the basis of such review and then-current market practices.

         (b) Annual Management Incentive Bonus. During the Term, the Employee shall be eligible to earn an annual cash bonus under TLR's Annual Management Incentive Plan (the "MIP") upon satisfaction of the performance objectives and pursuant to the terms and conditions set forth in the MIP, the material terms of which are attached hereto as Exhibit A (the "Annual Incentive"). The target amount of the Annual Incentive in respect of the 2003 plan year shall be an amount equal to 100% of his Salary and the maximum amount shall not exceed an amount equal to 200% of his Salary. The Annual Incentive in respect of the 2003 plan year that is earned and becomes payable shall be paid in the first quarter of 2004.

         (c) Retention Performance Award. The Employee shall be eligible to earn a retention performance award under the Company's Retention Performance Bonus Plan (the "Retention Performance Plan") over the measurement period commencing on the Effective Date and ending on the last day of the 2004 plan year upon satisfaction of the performance objectives and pursuant to the terms and conditions set forth in the Retention Performance Plan, the material terms of which are attached hereto as Exhibit B (the "Retention Performance Award"). The target amount of the Retention Performance Award shall be equal to $400,000 and the maximum amount of the Retention Performance Award shall not exceed $800,000. The Retention Performance Award that is earned and becomes payable shall be paid in the first quarter of 2005.

         (d) Integration Bonus. The Employee shall be entitled to a one-time payment in the form of a cash lump sum amount equal to $75,000, payable on the 90th day following the Effective Date, upon the successful completion of the preliminary objectives of the integration of the Company's business and operations with the business and operations of Thomson in


                                       2

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connection with the transaction contemplated by the Merger Agreement, the general description of which objectives is attached hereto as Exhibit C.

         (e) Expenses. The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time. No expense payment or reimbursement under this Section 3(e) shall be "grossed up" or increased to take into account any tax liability incurred by the Employee as a result of such payment or reimbursement.

         (f) Retirement, Welfare and Fringe Benefits. The Employee shall be eligible to participate in the retirement, medical, disability, long-term care and life insurance plans applicable to senior executives of the Company generally in accordance with the terms of such plans as in effect from time to time. Subject to Section 4(c)(ii), the foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

         (g) Vacation. The Employee shall be entitled to four weeks of annual vacation in accordance with the Company's policies applicable to senior executives of the Company generally as are in effect from time to time.

         4.       TERMINATION OF EMPLOYMENT

         Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Employee's employment hereunder, and the Employee shall have the right to resign, at any time for any reason or for no stated reason.

         (a) Termination for Cause or Resignation. (i) If, prior to the expiration of the Term, the Employee's employment is terminated by the Company for "Cause" (as hereinafter defined) or if the Employee resigns from his employment hereunder for any reason other than a "Good Reason Resignation" (as hereinafter defined), the Employee shall be entitled to payment of (A) his Salary accrued up to and including the date of termination or resignation, (B) any Annual Incentive that is earned and payable with regard to a prior year but unpaid as of the date of termination or resignation and (C) any unreimbursed expenses. Except to the extent required by the terms of the benefits provided under Section 3(f) or applicable law, the Employee shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

         (ii) Termination for "Cause" shall mean a termination of the Employee's employment with the Company because of (A) the commission by the Employee of a felony offense (other than a traffic violation); (B) the continued or substantial failure to perform in any material respect the Employee's duties under this Agreement; (C) an act of fraud, embezzlement, theft or a material dishonest act by the Employee against the Company or its affiliates; (D) the commission by the Employee of an act involving moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to customer relations, operations or business prospects of the Company or its affiliates; or (E) a material breach by the


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Employee of the terms and provisions of this Agreement, the Proprietary
Information and Inventions Agreement dated May 9, 1995 between the Employee and the Company (the "Proprietary Information Agreement") or any other agreement to which the Employee and the Company are party, or of any policy of the Company.

         (iii) Termination of the Employee's employment for Cause shall be communicated by delivery to the Employee of a written notice from the Company stating that the Employee will be terminated for Cause, specifying the particulars thereof and the effective date of such termination. In the case of
Section 4(a)(ii)(B) and 4(a)(ii)(E), the Employee shall have thirty (30) days from the date of receipt of such notice to effect a cure of the actions constituting Cause, or to effect a cure of the adverse effect such actions. Upon cure or correction thereof by the Employee to the reasonable satisfaction of the Company, such action shall no longer constitute Cause for purposes of this Agreement. The date of a resignation by the Employee other than a Good Reason Resignation shall be the date specified in a written notice of resignation from the Employee to the Company. The Employee shall provide at least 30 days' advance written notice of a resignation that is other than a Good Reason Resignation.

         (b)      Termination without Cause.

         (i) If, prior to the expiration of the Term, the Company terminates the Employee's employment for any reason other than Disability or Cause (such termination being hereinafter referred to as a "Termination without Cause"), the Employee shall be entitled to (A) payment of his Salary accrued up to and including the date of the Termination without Cause, (B) payment of any Annual Incentive that is earned and payable with regard to a prior year but unpaid as of the date of termination or resignation, (C) payment of any unreimbursed expenses and (D) severance, subject to the Employee's execution and delivery to the Company of a standard release of employment related claims against the Company, of (1) a lump sum payment in cash equal to the sum of (W) the product of his Salary, at the rate in effect on the date of the Termination without Cause, multiplied by 1.5, plus (X) an amount equal to the portion of the medical, dental and vision benefits that the Company would have paid on behalf of the Employee and the number of dependants with respect to which the Employee was receiving benefits under these plans as of the date of the Termination without Cause had the Employee continued to participate in the benefit plans of the Company for a period of 18 months immediately following the date of the Good Reason Resignation, plus (Y) the unpaid portion of the target amount of the Annual Incentive applicable to the plan year in which the Termination without Cause occurs, prorated to reflect the number of days the Employee served as an employee of the Company during the plan year on which the Termination without Cause occurs, plus (Z) the greater of (a) four hundred thousand dollars ($400,000) or (b) the unpaid portion of the Retention Performance Award earned as of the date of the Employee's termination determined based on the Company's financial performance through the last day of the month immediately preceding Employee's termination (with any annual performance goals under the Retention Performance Bonus Plan to be prorated as applicable for purposes of such calculation), and (2) outplacement assistance for a maximum of 12 months in a maximum aggregate amount of $20,000.

         (ii) The effective date of a Termination without Cause shall be the date specified in a written notice of termination to the Employee.


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         (c)      Resignation for Good Reason. (i) If, prior to the expiration of the Term, the Employee resigns from his employment hereunder for Good Reason (a "Good Reason Resignation"), the Employee shall be entitled to (A) payment of his Salary accrued up to and including the date of the Good Reason Resignation,
(B) payment of any Annual Incentive that is earned and payable but unpaid as of the date of termination or resignation, (C) payment of any unreimbursed expenses, and (D) severance, subject to the Employee's execution and delivery to the Company of a standard release of employment related claims against the Company , of (1) a lump sum payment in cash equal to the sum of (X) the product of his Salary, at the highest rate in effect during the Term, multiplied by 1.5,
(Y) an amount equal to the portion of the medical, dental and vision benefits that the Company would have paid on behalf of the Employee and the number of dependants with respect to which the Employee was receiving benefits under these plans as of the date of the Good Reason Resignation had the Employee continued to participate in the benefit plans of the Company for a period of 18 months immediately following the date of the Good Reason Resignation, plus (Z) the unpaid portion of the target amount of the Annual Incentive applicable to the year on which the Good Reason Resignation occurs, prorated to reflect the number of days that the Employee served as an employee during the plan year on which the Good Reason Resignation occurs and (2) outplacement assistance for a maximum of 12 months in a maximum aggregate amount of $20,000.

         (ii) Resignation for "Good Reason" shall mean the resignation by the Employee from employment with the Company because of (A) a material reduction in his duties or responsibilities, (B) a material reduction in his Salary, target amount of the Annual Incentive or Retention Performance Award, or the level of employee benefits, in the aggregate, provided pursuant to Section 3(f), (C) a change in the Employee's direct reporting relationship to any person not at the level of President of Thomson West or above, or (D) the requirement that the Employee relocate his place of employment to a location that is more than 40 miles from the location of employment set forth in Section 1(c).

         (iii) A Good Reason Resignation shall be communicated by delivery to the Company of a written notice from the Employee stating that the Employee will resign for Good Reason, specifying the particulars thereof and the effective date of such resignation. The Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the actions constituting Good Reason, or to effect a cure of the adverse effect such actions. Upon cure or correction thereof by the Company to the reasonable satisfaction of the Employee, such action shall no longer constitute Good Reason for purposes of this Agreement.

         (d) Termination Due to Disability. In the event of the Employee's Disability, the Company shall be entitled to terminate his employment. In the case that the Company terminates the Employee's employment due to Disability, the Employee shall be entitled to his Salary up to and including the date of termination as well as any unpaid expense reimbursements. As used in this
Section 4(d), the term "Disability" shall mean that the Company determines that due to physical or mental illness or incapacity, whether total or partial, the Employee is substantially unable to perform his duties hereunder for a period of 90 consecutive days or shorter periods aggregating 90 days during any period of 180 consecutive days.

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         (e)      Death. Except as provided in this Section 4(e), no Salary or benefits shall be payable under this Agreement following the date of the Employee's death. In the event of the Employee's death, any Salary earned by the Employee up to the date of death, as well as any unreimbursed expenses, shall be paid to the Employee's estate or Employee's named beneficiary within a reasonable period following his death.

         5.       PROTECTION OF THE COMPANY'S INTEREST

         (a) Confidential Information and Work Product Assignment. The Employee hereby acknowledges and agrees to abide by his continuing obligations under the Proprietary Information Agreement.

         (b)      Protection of Trade Secrets and Third-Party Goodwill.

         (i) The Employee acknowledges that in the course of his employment with the Company, he has and will in the course of his continued employment with the Company become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information concerning the business of the Company and its affiliates. The Employee also acknowledges that all third parties that the Employee services or proposes to service while employed by the Company are doing business with the Company and not with the Employee personally, and that, in the course of dealing with such third parties, the Company establishes goodwill with respect to each such third party that is created and maintained at the Company's expense ("Third-Party Goodwill"). The Employee also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third parties, and that the Employee will inevitably have to draw on such information were the Employee to solicit or service any of the third parties on his own behalf or on behalf of a business that competes with the Company.

         (ii) The Employee acknowledges that the business of the Company and its affiliates is operated in the United States, Canada and in the United Kingdom, that their products and services are marketed throughout the entire United States, Canada and in the United Kingdom, that the Company and its affiliates compete in nearly all of their business activities with other individuals or entities that are, or could be, located in nearly any part of the United States, Canada and the United Kingdom and that the nature of the Employee's services, position, and expertise are such that the Employee is capable of competing with the Company and its affiliates from nearly any location in the United States. Accordingly, in order to protect the Company's confidential and proprietary information, including trade secrets of the Company, and Third-Party Goodwill, the Employee acknowledges and agrees that during the period beginning on the Effective Date and ending on the first anniversary of the date of termination of the Employee's employment for any reason whatsoever (the "Restricted Period"), the Employee shall not, without the Company's express written consent, directly or indirectly, own, control, manage, operate, participate in, be employed by or act for or on behalf of, any business located anywhere within the geographic boundaries of the United States, Canada and the United Kingdom engaged in competition in any manner with any business then engaged by the Company or by any of its affiliates, including, without limitation, any person, entity or business that is then in the business of developing or marketing software to law firms.


                                       6

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         (c)      Non-Solicitation.


         (i) During the Restricted Period, the Employee shall not, without the prior written approval of the Company, directly or indirectly, solicit, induce or attempt to induce any employees, agents or consultants of the Company or any of its affiliates to do anything from which the Employee is restricted by reason of this Agreement nor shall the Employee solicit, induce or aid others to solicit or induce any employees, agents or consultants of the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates or to enter into an employment, agency or consultancy relationship with the Employee or any other person or entity with whom the Employee is affiliated.

         (ii) During the Restricted Period, the Employee shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer or potential customer of the Company or any of its affiliates for the purpose of: (A) any commercial pursuit which is in competition with the Company or any of its affiliates, (B) providing such customer or potential customer products or services that are the same as or substantially similar to those provided or offered to be provided by the Company or any of its affiliates or (C) taking away or interfering or attempting to interfere with any custom, trade, business or patronage of the Company or any of its affiliates.

         (d) Non-Disparagement. The Employee agrees that at any time during his employment with the Company the Employee shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any subsidiary or any of their respective officers, directors, employees, products or services.

         (e) Enforcement. The Employee hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business. However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Section 5 is determined by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.

         (f) Remedies. The Employee acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company's confidential and proprietary information, including trade secrets of the Company. The Employee further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company's obligations in Section 4(b), may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the


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provisions of this Agreement will not diminish the Employee's ability to earn a livelihood or create or impose upon the Employee any undue hardship. The Employee also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

         6.       GENERAL PROVISIONS

         (a) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Employee covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under the Company's regular severance policies, if any, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Employee unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates.

         (b) Tax Withholding. All amounts paid to Employee hereunder shall be subject to all applicable federal, state and local wage withholding.

         (c) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by facsimile, in any case delivered to the applicable address set forth below:

         (i)      To the Company:  Thomson Legal and Regulatory
                                   610 Opperman Drive
                                   Eagan, MN  55123

                                   Facsimile No: (651) 687-1498
                                   Attn: Senior Vice President of
                                         Human Resources


                  With a copy to:  Thomson Corporation
                                   Metro Center
                                   One Station Place
                                   Stamford, CT  06902

                                   Facsimile No: (203) 357-9762
                                   Attn: TLR General Counsel


         (ii)     To the Employee: Christopher K. Poole
                                   1819 Fairmount Avenue
                                   La Canada
                                   California 91011
                                   Facsimile No: (323) 292-3975


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or to such other persons or other addresses as either party may specify to the other in writing.

         (d) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Employee in respect of any claim, debt, obligation or similar process. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         (e) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         (f) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (determined without regard to the choice of law provisions thereof).

         (h) Entire Agreement. This Agreement and the Proprietary Information Agreement contain the entire agreement of the Employee, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations, including, without limitation, the Existing Employment Agreement, are superseded hereby as of the Effective Date.

         (i) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

         (j) Survival. The provisions of Section 5 shall survive the termination of this Agreement.

         (k) Expenses. The Company shall either pay directly at the Employee's request or reimburse the Employee for his reasonably incurred legal expenses directly related to the negotiation of this Agreement, in an amount that in no event shall exceed $5,000.


                       [Signature Page on Following Page]

         IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

                                     ELITE INFORMATION GROUP, INC.




                                     By: /s/ Steven O. Todd
                                         ---------------------------------------
                                         Name: Steven O. Todd
                                         Title: Vice President



                                     EMPLOYEE



                                     /s/ Christopher K. Poole
                                     -------------------------------------------
                                     CHRISTOPHER K. POOLE